Advanced Photonix, Inc. Reports Improved FY2014 First Quarter Results

ANN ARBOR, Mich., August 12, 2013/PRNewswire/ -- Advanced Photonix® (NYSE MKT: API) (the Company, we, us or our) today reported improved results for the first quarter ended June 28, 2013.

Financial Highlights for the First Quarter Ended June 28, 2013

●
Net sales for the quarter were $7.1 million, an increase of $1.1 million or 14% from the first quarter ended June 29, 2012. Sequentially, revenues were up 18% relative to the fourth quarter of fiscal 2013.

●	Gross profit margin for Q1 2014 was 41.4% of sales compared to 36.1% for the first quarter ended June 29, 2012. Cost reduction efforts and a favorable mix helped improve the rate.

●	Current quarter net loss was $925,000 or $0.03 per diluted share, as compared to a quarterly net loss of $993,000, or $0.03 per diluted share for the quarter ended June 29, 2012.

●
The Non-GAAP net loss for the first quarter of fiscal 2014 was $403,000 or $0.01 per diluted share, as compared to a Non-GAAP loss of $689,000, or $.02 per diluted share, for the first quarter last year.

●
Adjusted EBITDA (which is defined as GAAP earnings before interest, taxes, depreciation, amortization and stock compensation), was a negative $68,000 for the first quarter of fiscal 2014 as compared to negative adjusted EBITDA of $456,000 for the quarter ended June 29, 2012.

Operating Expenses

The Company’s total operating expenses for the quarter were $3.5 million, up approximately $232,000 from the prior year quarter due primarily to the operating expenses assumed when Advanced Photonix Canada (APC) acquired the net operating assets of Silonex.  Total operating expenses were 48.8% of sales compared to 51.8% for the first quarter last year.

Balance Sheet
The Company finished the quarter with $581,000 in cash compared to $619,000 as of March 31, 2013.  Approximately $922,000 was drawn on the Company’s line of credit.  Net working capital as of June 28, 2013 was $4.2 million.

Richard Kurtz, Chairman and Chief Executive Officer, commented, “We are excited to see the top line growing again due to increased telecommunication infrastructure spending and the APC acquisition.  We continue to believe that our fiscal year 2014 revenues will exceed last year’s revenues by over 35%.  As I stated in our annual report, we have begun to include our industrial sales as part of the Test and Measurement market. In the past we had combined our telecommunication transmission product sales and communication test and measurement (Comtest) product sales as telecommunication revenue.  Going forward we have split this out so that the telecommunication revenues includes solely the transmission revenues.  We have included the Comtest product sales in the Test and Measurement category along with the previous Industrial sales and our Terahertz nondestructive test and process control sales.  When looked at this way, over 50% of API’s revenues come from using optoelectronics to solve our customer’s need to test and measure key elements in their applications that can only be done through optical sensing.  We look forward to establishing API as a leader in the test and measurement market.”

Conference Call
Participating in the call will be Richard Kurtz (CEO and Director), Rob Risser (COO and Director), and Jeff Anderson (CFO). The live audio webcast will be accessible at http://www.videonewswire.com/event.asp?id=95345 and will last approximately one hour. The conference call will end with a question and answer period. To access the conference call dial 800.860.2442 (412.858.4600 for international and 866.605.3852 for Canada).

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

Alternatively, an archived version of the conference call will be available shortly following the conclusion of the live call in the Investors section of API's website at www.advancedphotonix.com.

Forward-looking Statements:
The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products; and the risk factors listed from time to time in the Company’s’ Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings. The Company assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

CONDENSED CONSOLIDATED BALANCE SHEET

ASSETS	June 28, 2013	March 31, 2013
Current assets
Cash and cash equivalents	$581,000	$619,000
Receivables, net	4,988,000	4,988,000
Inventories	4,355,000	3,905,000
Prepaid expenses and other current assets	758,000	795,000
Total current assets	10,682,000	10,307,000
Equipment and leasehold improvements, net	3,245,000	3,415,000
Goodwill	4,579,000	4,579,000
Net intangible assets, including patents	3,500,000	3,686,000
Other assets	218,000	229,000
Total assets	$22,224,000	$22,216,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$3,248,000	$3,127,000
Accrued compensation	696,000	729,000
Current portion of long-term debt – bank term loan	333,000	333,000
Current portion of long-term debt – bank line of credit	922,000	--
Current portion of long-term debt – PFG	714,000	714,000
Current portion of long-term debt – MEDC/MSF	558,000	553,000
Current portion of capital lease	8,000	--
Total current liabilities	6,479,000	5,456,000
Long term debt, less current portion – bank term loan	250,000	334,000
Long term debt, net of debt discount and current portion – PFG	1,191,000	1,322,000
Long term debt, less current portion – MEDC/MSF	236,000	377,000
Long-term debt, capital lease	41,000	--
Warrant liability	488,000	292,000
Total liabilities	8,685,000	7,781,000

Shareholders' equity
Class A common stock, $.001 par value, 100,000,000 shares authorized; June 28, 2013 – 31,197,547 shares issued and outstanding; March 31, 2013 – 31,158,347 shares issued and outstanding	31,000	31,000
Additional paid-in capital	58,645,000	58,616,000
Accumulated deficit	(45,137,000)	(44,212,000)
Total shareholders' equity	13,539,000	14,435,000
Total liabilities and shareholders' equity	$22,224,000	$22,216,000

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three months ended
	June 29, 2012	June 28, 2013
Sales, net	$6,216,000	$7,078,000
Cost of products sold	3,972,000	4,151,000
Gross profit	2,244,000	2,927,000

Operating expenses
Research, development and engineering	1,371,000	1,492,000
Sales and marketing	505,000	587,000
General and administrative	1,053,000	1,124,000
Amortization	292,000	250,000
Total operating expenses	3,221,000	3,453,000
Loss from operations	(977,000)	(526,000)

Other income (expense)
Net interest expense	(33,000)	(160,000)
Change in fair value of warrant liability	17,000	(196,000)
Other income (expense)	--	(43,000)
Total other income (expense)	(16,000)	(399,000)
Loss before benefit from income taxes	(993,000)	(925,000)

Benefit for income taxes	--	--

Net loss	$(993,000)	$(925,000)

Basic and diluted loss per share	$(0.03)	$(0.03)

Weighted average common shares outstanding	31,161,000	31,198,000

Non-GAAP Financial Measures
The Company provides Non-GAAP Net Income, EBITDA and adjusted EBITDA as supplemental financial information regarding the Company's operational performance. These Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP Net Income, EBITDA and adjusted EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from similar measures used by other companies. Reconciliation of Non-GAAP Net Income, EBITDA and adjusted EBITDA to GAAP net income and loss are set forth in the financial schedule section below.

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

RECONCILIATION OF NON-GAAP LOSS TO GAAP LOSS

	June 29, 2012	June 28, 2013
Net loss	$(993,000)	$(925,000)
Adjustments:
Change in warrant fair value	(17,000)	196,000
Amortization - intangibles/patents	292,000	250,000
Acquisition related expenses	--	--
Non-cash interest expense	--	47,000
Stock option compensation expense	29,000	29,000
Subtotal	304,000	522,000
Non-GAAP loss	$(689,000)	$(403,000)

Basic and diluted loss per share	$(0.02)	$(0.01)

Weighted average common shares outstanding	31,161,000	31,198,000

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO GAAP LOSS

	June 29, 2012	June 28, 2013
Net loss	$(993,000)	$(925,000)
Adjustments:
Net interest expense (income)	33,000	160,000
Warrant fair value adjustment	(17,000)	196,000
Depreciation expense	200,000	222,000
Amortization	292,000	250,000
Subtotal	508,000	828,000
EBITDA	$(485,000)	$(97,000)
Stock compensation	29,000	29,000
Adjusted EBITDA	$(456,000)	$(68,000)

About Advanced Photonix, Inc.

Advanced Photonix, Inc. ® (NYSE MKT: API) is a leading test and measurement supplier with a broad offering of optoelectronic products to a global customer base. We provide optoelectronic solutions, high-speed optical receivers and terahertz instrumentation to support test and measurement, transmission, military, medical and homeland security markets. With our patented technology and state-of-the-art manufacturing we offer industry leading performance, exceptional quality, and high value added products to our OEM customer base. For more information visit us on the web at www.advancedphotonix.com.

CONTACT: Torrey Hills Capital
Jim Macdonald
(858) 456-7300
jim@sdthc.com

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

SOURCE: Advanced Photonix, Inc.

RELATED LINKS: http://www.advancedphotonix.com

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474